Exhibit 99.1
News

Investor and Media Contact:
Peggy Reilly Tharp, Brown Shoe Company
(314) 854-4134, ptharp@brownshoe.com

Brown Shoe Company Reports First Quarter 2015 Results
FY’15 guidance range increased to $1.84 to $1.94, reflecting strong 1Q’15 earnings

ST. LOUIS, May 27, 2015 - Brown Shoe Company (NYSE: BWS, brownshoe.com) today reported first quarter 2015 financial results, with net sales of $602.3 million up 1.9% versus first quarter 2014 net sales of $591.2 million. First quarter 2015 net earnings of $19.3 million, or $0.44 per diluted share, were up 24.8% versus $15.4 million, or $0.35 per diluted share. Gross margin of 41.3% was up approximately 30 basis points year-over-year, while operating margin of 5.0% was up approximately 10 basis points.

“First quarter exceeded our expectations virtually across the board - including sales, margin and earnings - despite a late start to spring and caution around potential west coast port delays,” said Diane Sullivan, CEO, president and chairman of Brown Shoe Company. “We’re pleased with our first quarter results, which were achieved thanks to strong sales from our Brand Portfolio and exceptional gross margin and operating margin gains at Famous Footwear combined with better than expected same-store-sales.”

US$M, except per share (unaudited)	1Q’15	1Q’14	1Q Change
Consolidated net sales	$602.3	$591.2	1.9%
Famous Footwear	360.0	366.7	(1.8%)
Brand Portfolio	242.3	224.4	7.9%
Gross profit	248.5	242.3	2.6%
Margin	41.3%	41.0%	30 bps
SG&A	218.2	213.6	2.1%
% of net sales	36.3%	36.1%	20 bps
Operating earnings	30.3	28.7	5.6%
Margin	5.0%	4.9%	10 bps
Net interest expense	4.1	5.2	(20.5%)
Earnings before income taxes	26.2	23.5	11.4%
Tax rate	25.9%	34.1%	(820 bps)
Net earnings	$19.3	$15.4	24.8%
Per diluted share	$0.44	$0.35	25.7%

First Quarter Highlights
Famous Footwear first quarter 2015 sales of $360.0 million were up 1.5% year-over-year, excluding Shoes.com, which was sold in December of 2014. For the quarter, same-store-sales were up 3.1%, with performance driven by continued strength in canvas, residual boot sales, and spring sandals. During the quarter, 13 stores were closed and 15 new stores were opened.

Brand Portfolio sales of $242.3 million were up 7.9% in the first quarter. Performance in the quarter was driven by a 9.1% improvement in Healthy Living, combined with a 4.9% improvement in Contemporary Fashion sales.

Consolidated gross profit of $248.5 million was up 2.6% in the first quarter, while gross margin of 41.3% was up approximately 30 basis points year-over-year. SG&A for the first quarter was $218.2 million, representing 36.3% of net sales - up approximately 20 basis points versus the prior year. For the quarter, operating margins improved approximately 10 basis points year-over-year to 5.0%.

Inventory at the end of the first quarter was $498.5 million, down 2.8% from $512.8 million in the prior year. Famous Footwear inventory was down 1.2%, excluding Shoes.com, while Brand Portfolio inventory was up 1.0%. At quarter-end, Brown Shoe Company had no borrowings against its revolving credit facility and had $66.3 million of cash and equivalents. The company’s debt-to-capital ratio improved to 26.4% from 28.8% in the first quarter of 2014.

Financial Review and 2015 Outlook
“We reported a very strong first quarter, which included a relatively uneventful untangling of the west coast port situation,” said Ken Hannah, chief financial officer of Brown Shoe Company. “With the strong sales and margin performance we saw in the first quarter, we feel comfortable raising our diluted EPS guidance range for 2015 to $1.84 to $1.94.”

Guidance Metric	FY’15
Consolidated net sales	$2.61 to $2.63 billion
Famous Footwear same-store sales	Up low-single digits
Famous Footwear reported sales	Flat, due to sale of Shoes.com
Brand Portfolio sales	Up mid-single digits
Gross margin	Up approximately 15 bps
SG&A	Less than or equal to 35.4% of sales
Net interest expense	~$18 million
Effective tax rate	30% to 33%
Earnings per diluted share	$1.84 to $1.94
Depreciation and amortization	~$53 million
Capital expenditures	~$75 million

Investor Conference Call: Brown Shoe Company will host an investor conference call at 9 a.m. ET today, May 27, 2015. The webcast and slides will be available at investor.brownshoe.com/news/events. A live conference call will be available at (877) 217-9089 for analysts in North America or (706) 679-1723 for international analysts by using the conference ID 42322117. A replay will be available for a limited period at investor.brownshoe.com/news/events/archive. Investors may also access the replay by dialing (855) 859-2056 in North America or (404) 537-3406 internationally and using the conference ID 42322117 through June 19, 2015.

Definitions: All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Brown Shoe Company, Inc. and diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) rapidly changing fashion trends and purchasing patterns; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) the ability to accurately forecast sales and manage inventory levels; (vi) cybersecurity threats or other major disruption to the Company’s information technology systems; (vii) customer concentration and increased consolidation in the retail industry; (viii) a disruption in the Company’s distribution centers; (ix)  the ability to recruit and retain senior management and other key associates; (x) foreign currency fluctuations;  (xi) compliance with applicable laws and standards with respect to labor, trade and product safety issues; (xii) the ability to secure/exit leases on favorable terms; (xiii) the ability to attract, retain, and maintain good relationships with licensors and protect intellectual property rights;  and (xiv) the ability to maintain relationships with current suppliers. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 31, 2015, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

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About Brown Shoe Company and Caleres
Following its annual shareholder meeting on May 28, 2015, Brown Shoe Company will become Caleres. Caleres is a diverse portfolio of global brands, which fit people’s lives:  Family, Healthy Living and Contemporary Fashion.  Our products are available virtually everywhere - in the over 1,200 retail stores we operate, in hundreds of major department and specialty stores, on our branded ecommerce sites, and on many additional third-party retail websites.  Famous Footwear and Famous.com serve as our Family brands. Our Contemporary Fashion brands include Sam Edelman, Franco Sarto, Vince, Via Spiga, Diane von Furstenberg, Fergie Footwear and Carlos Santana.  Naturalizer, Dr. Scholl's, LifeStride, Bzees and Ryka represent our Healthy Living brands. Combined, these brands help make Caleres a company with both a legacy and a mission.  Our legacy is our more than 130-years of craftsmanship, our passion for fit and our business savvy, while our mission is to continue to inspire people to live better feet first.  Visit caleres.com to learn more about us.

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	(Unaudited)
	Thirteen Weeks Ended
(Thousands, except per share data)	May 2, 2015	May 3, 2014
Net sales	$602,283	$591,162
Cost of goods sold	353,757	348,821
Gross profit	248,526	242,341
Selling and administrative expenses	218,190	213,615
Operating earnings	30,336	28,726
Interest expense	(4,463)	(5,306)
Interest income	304	76
Earnings before income taxes	26,177	23,496
Income tax provision	(6,786)	(8,020)
Net earnings	19,391	15,476
Net earnings attributable to noncontrolling interests	130	47
Net earnings attributable to Brown Shoe Company, Inc.	$19,261	$15,429

Basic earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.44	$0.35

Diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.44	$0.35

Basic number of shares	42,313	41,887
Diluted number of shares	42,458	42,116

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	May 2, 2015	May 3, 2014	January 31, 2015
(Thousands)
ASSETS

Cash and cash equivalents	$66,330	$36,668	$67,403
Receivables, net	126,512	105,746	136,646
Inventories, net	498,513	512,811	543,103
Prepaid expenses and other current assets	41,003	37,913	43,744
Total current assets	732,358	693,138	790,896

Property and equipment, net	153,350	141,818	149,743
Goodwill and intangible assets, net	133,657	137,750	134,587
Other assets	144,309	136,256	141,586
Total assets	$1,163,674	$1,108,962	$1,216,812

LIABILITIES AND EQUITY

Trade accounts payable	$172,116	$195,703	$215,921
Other accrued expenses	158,700	141,718	181,162
Total current liabilities	330,816	337,421	397,083

Long-term debt	199,244	199,057	199,197
Deferred rent	41,441	37,368	39,742
Other liabilities	37,853	42,345	39,168
Total other liabilities	278,538	278,770	278,107

Total Brown Shoe Company, Inc. shareholders’ equity	553,474	492,073	540,910
Noncontrolling interests	846	698	712
Total equity	554,320	492,771	541,622
Total liabilities and equity	$1,163,674	$1,108,962	$1,216,812

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	(Unaudited)
	Thirteen Weeks Ended
(Thousands)	May 2, 2015	May 3, 2014
OPERATING ACTIVITIES:
Net cash provided by operating activities	$21,914	$36,383

INVESTING ACTIVITIES:
Capital expenditures	(13,860)	(8,626)
Acquisition of trademarks	—	(65,065)
Net cash used for investing activities	(13,860)	(73,691)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	86,000	251,000
Repayments under revolving credit agreement	(86,000)	(258,000)
Dividends paid	(3,073)	(3,053)
Acquisition of treasury stock	(4,921)	—
Issuance of common stock under share-based plans, net	(3,751)	(803)
Tax benefit related to share-based plans	2,401	1,769
Net cash used for financing activities	(9,344)	(9,087)
Effect of exchange rate changes on cash and cash equivalents	217	517
Decrease in cash and cash equivalents	(1,073)	(45,878)
Cash and cash equivalents at beginning of period	67,403	82,546
Cash and cash equivalents at end of period	$66,330	$36,668

SCHEDULE 4

BROWN SHOE COMPANY, INC.
SUMMARY FINANCIAL RESULTS BY SEGMENT
(Unaudited)

SUMMARY FINANCIAL RESULTS

	Thirteen Weeks Ended
	Famous Footwear		Brand Portfolio		Other		Consolidated
(Thousands)	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014
Net Sales	$360,020	$366,726	$242,263	$224,436	$—	$—	$602,283	$591,162
Gross Profit	$168,214	$165,362	$80,312	$76,979	$—	$—	$248,526	$242,341
Gross Profit Rate	46.7%	45.1%	33.2%	34.3%	—%	—%	41.3%	41.0%
Operating Earnings (Loss)	$27,960	$26,730	$11,060	$11,203	$(8,684)	$(9,207)	$30,336	$28,726
Operating Earnings %	7.8%	7.3%	4.6%	5.0%	—%	—%	5.0%	4.9%
Same-store Sales % (on a 13-week basis)	3.1%	1.3%	(2.5)%	(5.6)%	—%	—%	—%	—%
Number of Stores	1,040	1,034	165	172	—	—	1,205	1,206

SCHEDULE 5

BROWN SHOE COMPANY, INC.
BASIC AND DILUTED EARNINGS PER SHARE RECONCILIATION

	(Unaudited)
	Thirteen Weeks Ended
(Thousands, except per share data)	May 2, 2015	May 3, 2014

Net earnings attributable to Brown Shoe Company, Inc.:
Net earnings	$19,391	$15,476
Net earnings attributable to noncontrolling interests	(130)	(47)
Net earnings allocated to participating securities	(654)	(592)
Net earnings attributable to Brown Shoe Company, Inc. after allocation of earnings to participating securities	$18,607	$14,837

Basic and diluted common shares attributable to Brown Shoe Company, Inc.:
Basic common shares	42,313	41,887
Dilutive effect of share-based awards	145	229
Diluted common shares attributable to Brown Shoe Company, Inc.	42,458	42,116

Basic earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.44	$0.35

Diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.44	$0.35